Exhibit 4.7
LEASE DEED
THIS LEASE DEED (‘Lease Deed’) is made at Chennai on this 6th day of December, 2010.
BY AND BETWEEN
M/s DLF Assets Private Limited, a Company incorporated under the Companies Act, 1956 and having its registered office at 10th Floor, DLF Gateway Tower, ‘R’ Block, DLF City Phase-III, Gurgaon-122002 (hereinafter referred to as “THE LESSOR” which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include M/s DLF Assets Private Limited and its successors and assigns) acting through its authorized signatory, Mr. A.C. Sachdev vide Board Resolution dated 16.04.2009 of the First Part.
AND
M/s WNS Global Services Private Limited, a company incorporated under the Companies Act, 1956 , and presently having its registered office in India at Gate 4, Godrej & Boyce Complex, Pirojshanagar, Vikhroli (W), Mumbai 400 079 (hereinafter referred to as “THE LESSEE” which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include M/s WNS Global Services Private Limited and its successors) having Permanent Account Number AAACW2598L and Tax Collection and Deduction Account Number MUMW01007G acting through its authorized signatory Mr. Ronald DMello vide Board Resolution dated 30.11.2010 of the Second Part.
(Both THE LESSOR and THE LESSEE are collectively referred to as “the Parties”).
A.	WHEREAS DLF Info City Developers (Chennai) Limited, as owners of the said Plot described below, has been granted approval for and notified as Developers at SEZ situated at Chennai (SEZ unit) vide notification F-2/124/2006-SEZ dated 16th November, 2006 and approval letter No. F-2/124/2005- EPZ dated 22nd June, 2006.

B.	AND WHEREAS subsequently DLF Info City Developers (Chennai) Limited has executed Co-Development Agreement dated 29th November, 2006 for the purpose of development of the said SEZ unit with THE LESSOR as well as a perpetual lease of the said Plot in favour of THE LESSOR.

C.	AND WHEREAS the Govt. of India, Ministry of Commerce and Industry, Department of Commerce, SEZ Section vide their letter No. F 2 / 124 / 2005 - EPZ dated 14th February, 2007 has also approved THE LESSOR as a Co-Developer of the said SEZ unit.

D.	AND WHEREAS THE LESSOR is seized and possessed of the said Plot and the building to be constructed thereon, as per the Master Plan to be approved by the Chennai Metropolitan Development Authority (CMDA) and such other authorities as may be required and THE LESSOR being competent to lease office spaces in the said Building on the said plot has agreed to give on lease, office space in the said Building as per detailed terms stipulated in this Lease Deed and Annexures from I to XII forming part of this Lease Deed.

E.	AND WHEREAS THE LESSOR is constructing multi-storeyed buildings comprising of approx. 10 blocks with basements and named as ‘DLF IT Park @ Chennai’ (hereinafter referred to as the “said Complex”) in accordance with the building plans as shall be approved by the CMDA or from such other authorities as may be needed to form the same as a Special Economic Zone under the rules framed by the Government of India from time to time for its approval.

F.	AND WHEREAS THE LESSEE has approached THE LESSOR to take on lease and THE LESSOR has agreed to give on lease, for a period of Five (5) years commencing from the Lease Commencement Date(s) as defined in and as per terms stipulated in this Lease Deed, office spaces in the said Building, having an aggregate Super Built-up area of 70,657 sq.ft. (6,564.216 sq. mtrs.) in two phases more or less at site (final area would be arrived only after completion of the said Building) on entire 10th Floor, Block 10 (hereinafter referred to as the “Demised Premises”) as per the terms of this Lease Deed. Block 10 is hereinafter referred to as the “said Building”.

G.	AND WHEREAS based on the above representations made by THE LESSOR and after due inspection and verification of the said Plot, said Building, approved building plans, ownership record of the said Plot, said Building and other documents relating to the title, competency and all other relevant details, THE LESSEE is satisfied in all respects with regard to the right, title and authority of THE LESSOR to enter into this Lease Deed.

H.	AND WHEREAS as and when THE LESSOR permits THE LESSEE to carry out the interior works in the Demised Premises, THE LESSEE hereby confirms that it shall carry out, implement and execute all interior works/designs of the Demised Premises in compliance/adherence with the approval/ guidelines issued by THE LESSOR from time to time for carrying out such interior works in the Demised Premises. THE LESSEE further confirms that it has obtained all pre-requisite sanctions, approvals, licenses, from all the Statutory/Competent Authorities, which may be necessary for commencement of its business operations in the Demised Premises. Upon assurances of THE LESSEE that it shall strictly abide by the covenants contained in this Lease Deed, THE LESSOR has agreed to give on lease to THE LESSEE the Demised Premises on the terms and conditions recorded herein.

THE LESSEE shall intimate, in writing, the completion of the interior works to THE LESSOR and the Building Manager along with a certificate that the interior works have been carried out by THE LESSEE as per the drawings approved by THE LESSOR. THE LESSOR shall have the option and right to inspect and verify the same.

I.	AND WHEREAS THE LESSEE confirms that it is executing this Lease Deed with full knowledge of all the laws, bye-laws, rules, regulations, notification etc. which are applicable to the said Plot, said Building and the Demised Premises.

J.	On THE LESSEE’s behalf, the Lease Deed has been negotiated through Mr Milind Ghule, Head — Facilities.

On THE LESSOR’s behalf, the Lease Deed has been negotiated through Mr. Amit Grover, Head — Corporate Marketing.

K.	AND WHEREAS both the Parties have agreed to enter into this Lease Deed on the terms and conditions stipulated in this Lease Deed and Annexures I to XII annexed hereto:

NOW THEREFORE IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:-
1.	THE LESSOR hereby leases out to THE LESSEE and THE LESSEE takes on lease from the Lease Commencement Date(s) as specified in Annexure-II, office space admeasuring an aggregate super built up area of 6,564.216 sq. mtrs (70,657 sq. ft.) as two phases on entire 10th Floor, Block 10 (as shown in Annexure III(b) in DLF IT Park @ Chennai, 1/124, Shivaji Gardens, Moonlight Stop, Nandambakkam, Mount Poonamallee Road, Chennai — 600086 as more detailed in Annexure - II (hereinafter referred to as the “Demised Premises”), the area calculations for which are defined in Annexure - IV to this Lease Deed, and also obtains the right to use only the common areas in the said Building/said Plot to be used by THE LESSEE together with other occupants in the said Building and the right to park cars in terms of this Lease Deed, in the car /two wheeler parking spaces earmarked in the basement(s)/ surface/ mechanical car /two wheeler parking spaces by THE LESSOR.

2.	The rent, car/ two wheeler parking space charges, maintenance and other charges as specified in this Lease Deed shall commence from the Date of Lease Commencement as specified in Annexure -II.

Façade signage charges shall commence from Date of Lease Commencement or the date on which such façade signage has been taken up by THE LESSEE.

The detailed calculations of rent, car /two wheeler parking space charges & security deposits payable by THE LESSEE during the period of this lease are given in Annexure - V to this Lease Deed.

3.	THE LESSEE can terminate the Lease Deed, without cause, at any time during lease tenure by giving prior notice in writing or payment of rent and other dues in lieu of the notice to THE LESSOR as per the notice period mentioned in Annexure - II.

THE LESSEE agrees not to terminate the lease till the expiry of 36 months (Lock-In Period) from the respective Dates of Lease Commencement for Phase I and Phase II as mentioned in Annexure II. THE LESSEE agrees that in case THE LESSEE terminates the Lease Deed prior to the expiry of Lock -in period, then THE LESSEE hereby authorize THE LESSOR to deduct from the deposits lying with THE LESSOR, the entire rent and any other sums due and payable under the Lease Deed for the unexpired period of the Lock - in period.

After the said Lock - in period, THE LESSEE may terminate the lease by giving three (03) months’ prior notice in writing to THE LESSOR or by payment of proportionate equivalent rent and all other charges / sums stipulated under this Lease Deed in lieu of the notice period stipulated herein. Upon expiry of three (03) months from the date of notice, as aforesaid, the lease shall stand terminated subject to THE LESSEE paying THE LESSOR till the date of vacation of the Demised Premises, the entire rent, car parking charges, maintenance charges, other charges, taxes etc. as set out in this Lease Deed and handing over vacant, peaceful, physical possession of the Demised Premises.

THE LESSEE agrees that if THE LESSOR is constrained by the acts of THE LESSEE which involve breaches / defaults of the Lease Deed or if THE LESSEE or its bankers have dishonored the cheques for 3 times in a year made in payment of various sums due under the Lease Deed and THE LESSEE does not rectify the breach within 15 days of receipt of notice of such breach, then in that event THE LESSEE authorizes and grants a specific right to THE LESSOR to terminate this Lease Deed and claim outstanding arrears of rent, maintenance charges, car /two wheeler parking charges, signage charges (if any), taxes and other charges payable under the Lease Deed for the unexpired Lock-in period and THE LESSEE hereby undertakes to pay the said sums without any demur or protest whatsoever and will not raise any claims or disputes in this regard.

THE LESSOR’s right of terminating this Lease Deed shall be as contained in this Clause and Clause 55 of the Annexure - I appended to the Lease Deed.

4.	THE LESSEE agrees, that in consideration of THE LESSOR granting the right to use car/ two wheeler parking spaces as mentioned in Annexure - II earmarked in the basement(s)/surface/mechanical car /two wheeler parking spaces (plan attached as Annexure -VII to this Lease Deed) to perform all its obligations under this Lease Deed pertaining to use of car/ two wheeler parking spaces.

5.	Simultaneous upon THE LESSEE paying all its dues under this Lease Deed and delivering peaceful, vacant and physical possession of the Demised Premises on or before the last day of the validity of the Lease Deed, THE LESSOR shall refund all the refundable security deposits without any interest thereon under this Lease Deed deposited by THE LESSEE only after adjusting outstanding dues, if any.

In case of delay by THE LESSOR in refunding the refundable security deposits, THE LESSOR shall pay interest to THE LESSEE at the rate of 15% p.a. for the period of delay and THE LESSEE shall be entitled to retain possession of the Demised Premises without use and without payment of rent and other charges for such period of delay

6.	The Lease Deed alongwith the Annexures annexed hereto constitutes the entire agreement between the Parties and revokes and supersedes all previous discussions written or oral, correspondence and/or any deeds between the Parties. This Lease Deed shall not be changed or modified except by written amendment duly agreed and signed by the Parties.

7.	The original Lease Deed duly executed and registered in terms of this Lease Deed shall be retained by THE LESSOR and copy of the same certified to be a true copy will be provided to THE LESSEE by THE LESSOR. The original Lease Deed shall be produced by THE LESSOR as and when required by THE LESSEE.

8.	Failure of either Party to enforce at any time or for any period of time the provisions hereof shall not be construed to be waiver of any provisions or of the right thereafter to enforce each and every provision hereof.

9.	THE LESSOR shall not be held responsible for any consequences or liabilities under this Lease Deed if it is prevented in performing its obligations under the terms of this Lease Deed by reason of laws or regulations, action by any local body or authority, local or otherwise, riots, insurrection, war, terrorist action, acts of God and unforeseen circumstances beyond its control. Subject to clause 11 and 55 of the Lease Deed, the performance of THE LESSOR’s obligation under this Lease Deed shall be subject to the regular payment of rent including other payments by THE LESSEE as stipulated in this Lease Deed.

10.	The disputes or differences between THE LESSEE and THE LESSOR pertaining to performance of the terms and conditions of this Agreement shall, so far as it is possible settled amicably through consultation between authorized representatives of the parties. If after 15 days of consultation, the parties fail to reach an amicable settlement on the disputes or differences pertaining to the performance of this Agreement, such disputes or differences shall be submitted to Arbitration for final adjudication.

Reference to arbitration shall be in accordance with the provisions of the Arbitration and Conciliation Act 1996 and/or any statutory modifications thereto by an Arbitral Tribunal consisting of three arbitrators. Each Party shall appoint its nominee arbitrator and both the appointed nominee arbitrators shall appoint third arbitrator, who shall be the Presiding Arbitrator. If the nominee arbitrators fail to reach a consensus on the Presiding Arbitrator, the parties shall approach the Court for appointment of a Presiding Arbitrator.

To invoke the arbitration clause, THE LESSEE must have paid all the pending rentals, maintenance and other charges as per the Lease Deed. However, in case of dispute of maintenance services which are not provided by THE LESSOR to THE LESSEE as per the Lease Deed, in such an event, the payment of maintenance charges for only such period will be withheld by THE LESSEE and THE LESSEE will continue to pay all rentals, maintenance charges and other charges etc. as per Lease Deed. During the arbitration proceedings, both THE LESSEE and THE LESSOR shall continue to fulfill their obligations under the Lease Deed.

The Civil Courts and High Court at Chennai, alone shall have jurisdiction for the purposes of this agreement.

11.	That this Lease Deed and the rights and obligations of the Parties under or arising out of this Lease Deed be construed and enforced in accordance with the laws of India.

The terms and conditions agreed between THE LESSOR and THE LESSEE containing interalia a) covenants and conditions to be observed and performed by THE LESSEE, and b) covenants and conditions to be observed and performed by THE LESSOR, are as per Annexures I to XII of this Lease Deed. These Annexures I to XII shall form an integral part of this Lease Deed and shall be binding on THE LESSOR and THE LESSEE.

THE LESSOR M/s DLF Assets Private Limited through its Authorized Signatory Shri A.C. Sachdev authorized to execute Lease Deeds etc. has executed this Lease Deed. This Lease Deed will be presented for registration before the Registering Authority and got registered by Shri Ernest David, who has been authorized vide Power of Attorney dated 18.03.2008 of THE LESSOR to appear before the Registering Authority and present for registration, acknowledge and get registered the Deed executed by Shri A.C. Sachdev on behalf of THE LESSOR.
IN WITNESS WHEREOF the Parties hereto have set their hands to these presents on the day, month and year first and above mentioned.
THE LESSOR:
SIGNED AND DELIVERED on behalf of the above named DLF Assets Private Limited acting through Mr. A.C. Sachdev, its Authorized Signatory:
In the presence of:

For and on behalf of
WITNESSES:	DLF Assets Private Ltd.
1	s/d
(A.C. Sachdev)
AUTHORIZED SIGNATORY
2
THE LESSEE:
SIGNED AND DELIVERED on behalf of the above named WNS Global Services Private Ltd. acting through Mr. Ronald DMello, its Authorized Signatory:
In the presence of

WITNESSES
For and on behalf of
1	WNS Global Services Private Ltd

s/d
(Ronald DMello)
2.	AUTHORIZED SIGNATORY

ANNEXURES

I	—	Detailed Terms and Conditions between THE LESSOR and THE LESSEE

II	—	Commercial Terms and Conditions

III (a)	—	Description of the Plot

III (b)	—	Floor Plan

IV (a) & (b)	—	Super Built-up area calculations

V(a) & (b)	—	Statement of rent, Interest Free Refundable Security Deposit, Interest Free Refundable Maintenance Security Deposit and Car/ Two Wheeler parking space charges paid / payable by THE LESSEE to THE LESSOR during the lease period.

VI	—	Monthly Maintenance and service expenditure (Indicative)

VII	—	Car/ Two Wheeler parking spaces earmarked for use by THE LESSEE

VIII	—	Tentative Building Specifications

IX	—	THE LESSEE’s responsibility during additional interior fit-outs work, additions/modifications/alterations of interior works and during the Lease Tenure/Lease renewal and operations during the lease period/ lease renewal

X (a)	—	Charges for Power

X (b)	—	Charges for Maintenance

XI	—	Merger & Amalgamation Undertaking

XII	—	Electronic Clearing System Activation Form

ANNEXURE-I
Terms and conditions forming an integral part of the Lease Deed dated December 6, 2010 between M/s DLF Assets Private Ltd. and M/s WNS Global Services Private Ltd., while not derogating from the mutual promises set out therein:
TERMS AND CONDITIONS
1.	THE LESSOR shall charge and THE LESSEE shall pay an initial bare shell rent of Rs. 39/-(Rupees Thirty Nine only) per sq. ft. per month as detailed in Annexure - II on the super built - up area of the Demised Premises to be paid fully without any and all deductions whatsoever save and except the deduction of tax at source, if applicable. The liability towards payment of Service Tax and other taxes as applicable on monthly rents shall be borne by THE LESSEE.

2.	THE LESSEE shall pay to THE LESSOR or its nominees/permitted assigns, by cheque / bank draft/wire transfer payable as detailed in Annexure II of this Lease Deed the rent and all other sums payable under this Lease Deed. Payments to be done as per Annexure XII. In case the Rent Commencement Date is other than the first of the month, in such case THE LESSEE shall pay Rent and other sum payable under the Lease Deed in advance for the portion of the month i.e. from the Rent Commencement Date to last day of the month and also for the following month. Thereafter, the rent and all other sums payable under this Lease Deed shall be paid on the 1st day of each calendar month (due date) but not later than the 7th day, in advance for the month in respect of which such sums are payable.

3.	The rent is exclusive of all the taxes. In addition to the rent payable for the Demised Premises as stipulated in this Lease Deed, THE LESSEE shall also be liable to bear and pay on its sole account the entire part of any and all levies, duties, taxes on Demised Premises, land and building, charges, rates, cesses, fees, wealth-tax, penalties thereof etc. (excluding income tax) imposed/demanded by the Central or the State Government / any local body and/or other authorities and all increases and/or fresh impositions thereof as applicable and attributable to the said Plot / said Building / Demised Premises on and from the date the Lease Commencement Date specified in Annexure II to this Lease Deed.

THE LESSEE shall also be liable to fulfill any and all procedural requirements as may be prescribed by the Central or the State Government/any local body/all other authorities in connection with the subject matter hereof.

4.	In the event, any such fresh imposition and/or increase as stated above in Clause 3 hereof is levied retrospectively, the liability of THE LESSEE shall relate only to the period on and from the Lease Commencement Date. The said amount shall be paid separately by THE LESSEE to THE LESSOR as indicated below in terms of this Lease Deed. All such fresh impositions and/or increases as above stated shall be paid by THE LESSEE to THE LESSOR within fifteen (15) days of written demand by THE LESSOR to THE LESSEE, giving details thereof duly supported with copies of the relevant documents, if any, from the Central or State Government/local body / any and all authorities, as the case may be. In the event any and all such levies, duties, taxes on property, charges, rates, cesses, fees, wealth-tax, penalties etc., referred to above and/or such fresh imposition and/or increase is payable by THE LESSEE directly to the Central or State Government/local body/any and all authorities as the case may be, THE LESSEE shall pay the same directly immediately upon the same becoming due. Any default made by THE LESSEE in complying with the terms of the clause under reference and clause 3, shall be entirely at the costs and consequences of THE LESSEE and THE LESSEE shall be liable for payment/s of penalties, outstanding dues arising therefrom.

5.	Power/ Electricity, Power back-up and Maintenance Charges:

THE LESSEE shall pay by due date the bills for consumption of power/ electricity in the Demised Premises as recorded in the meters or as demanded by THE LESSOR or its nominees or assigns supported by all the relevant documents. The power/electricity for the Demised Premises during interior works/lease tenure shall be supplied from Grid/Utility Companies. However, in case of non availability of power/ electricity from grid/utility companies, THE LESSOR shall provide THE LESSEE with back up power from their diesel/gas based generators. The charges for such power/ electricity and back-up power will be as per Annexure X (a).

A separate meter for recording power/ electricity consumption in the Demised Premises shall be provided by THE LESSOR for the supply of power/ electricity from normal grid/utility companies subject to availability of such power/ electricity. The cost of such meter shall be borne by THE LESSEE.

A separate meter shall be provided by THE LESSOR for recording consumption of power in the Demised Premises supplied through the back-up power. The cost of such meter shall be borne by THE LESSEE.

Maintenance Charges: At present various maintenance services, facilities and amenities within the said Plot / said Building/Demised Premises and civic amenities in the said Complex where the Demised Premises/said Building are located are being maintained by THE LESSOR. Maintenance services are as set out in Annexure - VI to this Lease Deed, charges of which are payable to THE LESSOR or nominees / assigns of THE LESSOR by THE LESSEE as per bills raised by THE LESSOR or its nominees/assigns.

The maintenance charges for office hours / 24*7 operations shall be calculated at 1.2 times the actual expenditure being incurred payable from the Lease Commencement Date. The maintenance charges will be as per Annexure X (b).

Maintenance services on National Holidays can only be provided if THE LESSEE gets the requisite approval for their operations in Demised premises from the local administration/ competent authority(ies) and not otherwise.

The maintenance charges shall be subject to deduction of Income Tax at source as applicable, from time to time. Additional charges towards Service Tax (es) and other taxes as applicable on maintenance charges, shall also be payable by THE LESSEE.

On completion of the financial year, THE LESSOR/its nominees will provide THE LESSEE audited statement of expenditure towards Maintenance Charges incurred during the said financial year. Any under-recovery by THE LESSOR/its nominees shall become payable by THE LESSEE to the LESSOR /its nominees and any over-recovery by THE LESSOR/its nominees shall become refundable by LESSOR/its nominees to THE LESSEE.

6.	THE LESSEE agrees that, in consideration of THE LESSOR granting lease and THE LESSEE in consideration of taking on lease the Demised Premises and due performance of all its obligations stipulated in this Lease Deed, THE LESSEE shall always maintain with THE LESSOR during the entire term of this Lease Deed, an Interest Free Refundable Security Deposit (“Interest Free Refundable Security Deposit”) for an amount as mentioned in Annexure - II.

7.	From the security deposits already paid by THE LESSEE to THE LESSOR under the Lease Deeds signed between THE LESSEE and THE LESSOR for THE LESSEE’s space take up at Building 6B and 6C, Gurgaon, THE LESSEE has already paid by way of transfer, an amount as mentioned in Annexure II, as the Interest Free Refundable Security Deposit.

8.	The entire amount paid by THE LESSEE, by way of transfer as mentioned in Clause 7 above, as Interest Free Refundable Security Deposit during the lease period shall be kept by THE LESSOR which shall be refunded by THE LESSOR to THE LESSEE without any interest simultaneously THE LESSEE surrendering peaceful, vacant and physical possession of the Demised Premises in bare shell condition on expiry or earlier termination of this Lease Deed, if any and subject to adjustment or deduction of arrears of rent, charges and any other dues, if any, due and payable under this Lease Deed .

In case of delay by THE LESSOR in refunding the refundable security deposits, THE LESSOR shall pay interest to THE LESSEE at the rate of 15% p.a. for the period of delay and THE LESSEE shall be entitled to retain possession of the Demised Premises without use and without payment of rent and other charges for such period of delay.

9.	THE LESSEE has already paid, by way of transfer as mentioned in Clause 7 above, to THE LESSOR an amount as mentioned in Annexure - II as Interest Free Refundable Maintenance Security Deposit. The Interest Free Maintenance Security Deposit shall be refunded to THE LESSEE within simultaneous to THE LESSEE surrendering peaceful, vacant and physical possession of the Demised Premises in bare shell condition and after adjustment of any amount due from THE LESSEE on account of maintenance and other charges under this Lease Deed and after making adjustments, deductions or reimbursement for any damages suffered by THE LESSOR on account of any default or breach of any obligation by THE LESSEE under this Lease Deed.

In case of delay by THE LESSOR in refunding the refundable security deposits, THE LESSOR shall pay interest to THE LESSEE at the rate of 15% p.a. for the period of delay and THE LESSEE shall be entitled to retain possession of the Demised Premises without use and without payment of rent and other charges for such period of delay.

10.	Subject to clause 3, THE LESSEE may terminate the lease by giving three (3) months’ prior notice in writing to THE LESSOR or by payment of proportionate equivalent rent, car/ two wheeler parking space charges, signage charges (if any), maintenance charges, taxes and all other charges / sums stipulated under this Lease Deed in lieu of the notice period stipulated herein. Upon the expiry of three (3) months from the date of notice, as aforesaid, the lease shall stand terminated and THE LESSEE shall be liable to pay to THE LESSOR the entire rent, car/ two wheeler parking charges (if any), maintenance charges, other charges, taxes etc. as set out in this Lease Deed for the period upto the date of vacation of the Demised Premises and handing over vacant, peaceful and physical possession of the Demised Premises.

That upon the expiry of lease as mentioned in Annexure - II or upon expiry or earlier termination during the lease period as stipulated above, this Lease Deed will expire and come to an end and THE LESSEE shall pay to THE LESSOR for the period of occupation of the Demised Premises till the date of vacation of the Demised Premises, the entire rent, car/ two wheeler parking space charges, maintenance charges, other charges, taxes etc. as set out in this Lease Deed and till handing over vacant, peaceful and physical possession of the Demised Premises. If THE LESSEE fails to pay as aforesaid and hand over vacant, peaceful and physical possession of the Demised Premises on the date of expiry of the last day of lease as contained in this paragraph or termination by THE LESSOR for breach of terms and conditions contained in the Lease Deed, THE LESSEE agrees to pay to THE LESSOR additional rent calculated @ Rs.2,75,562.30/- (Rupees Two Lakhs Seventy Five Thousand Five Hundred Sixty Two and Paise Thirty only) per day for occupation of the Demised Premises by THE LESSEE along with normal lease rentals and in such an event THE LESSEE hereby authorizes THE LESSOR to withhold without any interest the refund of all the refundable security deposits lying with THE LESSOR. THE LESSEE confirms that the payment of such additional rent is fair and reasonable and undertakes not to call in question the same. THE LESSEE further agrees and authorizes THE LESSOR, in the event of such occupation of the Demised Premises exceeding a period of three (3) months beyond the expiry or last day of earlier termination of the lease, to forfeit all the refundable security deposits lying with THE LESSOR and in addition to continue to be liable and pay additional rent as given above in this para per day for the number of days of such occupation beyond the expiry or earlier termination of the Lease Deed along with normal lease rentals till all payments due under the Lease Deed and in this clause are paid and THE LESSEE hands over peaceful, vacant and physical possession of the Demised Premises to THE LESSOR.

The above shall be without prejudice to the rights and remedies available to THE LESSOR under this Lease Deed and/ or under any law for the time being in force.

11.	THE LESSEE shall pay every month in advance, along with the rent, proportionate charges for the operation / maintenance / service charges (more specifically detailed in Annexure -VI) in respect of the central air-conditioning / heating plant, the cost of running, maintenance and servicing of the service / utility lifts, generators, the cost of cleaning the said Plot and said Building , maintenance of lawn/grounds/ cost of security services, electricity charges, water charges and such other necessary/ancillary expenses of and incidental to the preservation and maintenance of the said Building / Plot in which the Demised Premises is located and for the adequate provision of common services and facilities at a charge which shall be 1.2 times the actual expenditure on a calculation based on pro rata basis corresponding to the super built-up area of the Demised Premises.

12.	Subject to all local laws applicable, THE LESSOR shall, through its architect identify the location(s) and provide space for signage at the atrium/ floor occupied by THE LESSEE, as approved by the architect free of any rental/ charges. THE LESSOR and THE LESSEE shall agree the space for signage mutually in writing and THE LESSEE will be allowed to put signage on such location. All taxes including service tax, duties, rates, cesses, costs and charges relating to the signages payable to the authorities concerned shall be borne and paid by THE LESSEE directly.
FAÇADE SIGNAGE

THE LESSOR shall, through its architect identify the location for THE LESSEE to put up its signage at THE LESSEE’s cost on the external façade of the building as and when requested by THE LESSEE at an annual charge of Rs.5 Lakhs per signage for up to 3 (Three) signages payable in advance, subject to availability at the time of exercising this option. This above façade signage charge is applicable for one façade signage (one block). The Façade signage space shall be mutually agreed between THE LESSOR and THE LESSEE in writing. The annual charges, as per Annexure II, will be payable from the Lease Commencement date or the date on which THE LESSEE takes up Façade Signage. These charges are on yearly basis and no refund/ adjustment will be made, if any Lease expires earlier or lease is terminated before the completion of the year for which the payment is made in advance. All taxes including service tax, duties, rates, cesses, costs and charges relating to the signage, payable to the authorities concerned shall be borne and paid by THE LESSEE directly. No signage of any kind either inside or outside shall be allowed on the façade glass/ columns of the Demised Premises.

THE LESSOR reserves the Building Naming rights inside and on the external façade of the said Building. The façade of the said Building shall also be used by other Lessees for displaying their name and advertisements as per THE LESSOR’s approval. THE LESSEE shall, at no point of time, raise any objection on any ground whatsoever in relation to the same.

Upon naming the said Building, THE LESSOR and other Lessees of the said Building, shall use such Building name in the business addresses for all purposes. THE LESSEE shall further raise no objection if THE LESSOR is made to display some other number or name on the said Building or in compliance of any court order, government order, order of the local body etc.

13.	THE LESSEE shall not pay any deposit for bulk supply of electricity for power load of 0.006 KVA per sq.ft, as mentioned in Annexure -II. THE LESSEE agrees to reimburse to THE LESSOR or any authorized company /nominees / assigns of THE LESSOR, any costs, charges, deposits, etc. as may be demanded by THE LESSOR or any authorized company/nominees / assigns of THE LESSOR or any other agency supplying power to the Demised Premises from time to time during the term of the Lease Deed for arranging bulk electricity supply to the said Plot / said Building / Demised Premises and such deposits are to be payable on the basis of proportionate electricity load provided to the Demised Premises and proportionate load attributable to THE LESSEE in respect of common areas of the said Plot / said Building. Any deposit to be refunded shall be refunded by THE LESSOR to THE LESSEE after adjusting amounts, if any, due and payable by THE LESSEE to THE LESSOR on the expiry and / or earlier termination of this Lease Deed and on handing over the peaceful physical and vacant possession of the Demised Premises by THE LESSEE to THE LESSOR.

14.	The specifications and information as to the materials used in construction of the Demised Premises are set out in Annexure - VIII and any change in the specifications as set out in Annexure - VIII, if desired by THE LESSEE, shall be implemented by THE LESSOR subject to feasibility and approvals at a rate which shall be 1.2 times the actual cost which shall be paid by THE LESSEE to THE LESSOR.

The terms and conditions quoted above are for bare shell condition of the Demised Premises.

In case the Demised Premises is not contiguous with the AHU due to which the ducting is required to pass through any other occupants’ premises on the same floor, then THE LESSEE will provide FCU/AHU for the Demised Premises and will also bring chilled water piping upto the Demised Premises.

The necessary electrical connection for the FCU/AHU to be done by THE LESSEE and connected to THE LESSOR’s panel by doing the necessary modifications. Also, the cost of chilled water piping/any electrical/plumbing/fire fighting modification shall be borne by THE LESSEE.

HVAC plenum and lowside ducting needs to be done by THE LESSEE at its own cost. In case, all occupants of the floor have closed their false ceiling and no duct is left for future clients, THE LESSEE occupying at later stage will have to install their own FCU and make the necessary connections to chilled water lines. THE LESSEE is required to share the cost of HVAC plenum/ ducting provisioning by the other client’s for them.

Any dismantling of false ceiling of common areas for services provisioning by THE LESSEE is to be made good (as per THE LESSOR’s specifications) by THE LESSEE at their own cost.

Sprinkler tap - off: THE LESSEE has to take tap - off for down type Sprinklers with installation of valves under supervision of Building services.

15.	THE LESSOR has provided to THE LESSEE car/ two wheeler parking spaces in the basement/surface/mechanical car parking/two wheeler spaces as earmarked in Annexure - VII subject to payment of rent and maintenance charges as per details mentioned in Annexure - II. In the event additional car /two wheeler parking spaces are required by THE LESSEE, THE LESSEE shall pay to THE LESSOR additional car /two wheeler parking space charges as may be mutually agreed between the Parties hereto for every additional car parking/two wheeler parking space provided by THE LESSOR, if available, on the same terms and conditions applicable to rent, interest free refundable security deposit, maintenance charges stipulated in this Lease Deed.

In the event of THE LESSOR providing electro mechanical system for car /two wheeler parking spaces, the car/two wheeler parking spaces as earmarked in Annexure -VII may be re-allocated, provided, however, the number of car/two wheeler parking spaces shall remain the same in terms of this Lease Deed.

The liability towards payment of Service Tax and other taxes as applicable shall be borne by THE LESSEE.

16.	The use of car /two wheeler parking spaces in the basement(s)/surface/mechanical car/two wheeler parking spaces in the said Building shall be allowed to THE LESSEE on 24*7 hours basis. The above timings shall, however, be subject to such restrictions as may be imposed by any statutory authority or for security reason. THE LESSEE shall use the parking spaces only for the purposes of parking its cars and for no other use. THE LESSEE undertakes that it shall not make any constructions on the car /two wheeler parking spaces or create obstruction of any kind on it or around these spaces to hinder the movement of vehicles and persons.

17.	All costs, charges, expenses including penalties, payable on or in respect of execution and registration of this Lease Deed and on all other instruments and deeds to be executed pursuant to this Lease Deed, shall be borne and paid solely by THE LESSEE who shall be responsible for compliance of the provisions of Indian Stamp Act, 1899. The stamp duty and registration charges shall be paid by THE LESSEE to THE LESSOR at the time of signing of the Lease Deed.

18.	To be liable to pay interest @ 15% per annum on all amounts due and payable by THE LESSEE under this Lease Deed for the period of delay beyond the due date. This is in addition to the rights of THE LESSOR under clause 10 and Clause 55 of this Annexure-I given herein.

19.	To pay all amounts agreed to be paid in the Lease Deed, provided, however, that the liability of THE LESSEE for such payments shall be calculated proportionately to the super built-up area of the Demised Premises and provided further that such liability shall commence from the date such revision / imposition/increase is effective or any subsequent date.
COVENANTS AND CONDITIONS TO BE OBSERVED AND PERFORMED BY THE LESSEE:
20.	THE LESSEE shall plan and distribute its electrical loads in conformity with the electrical systems installed by THE LESSOR and get these works executed after due approval in writing from THE LESSOR. Provided further that, should modifications, additions, alterations be required in the fire-fighting, electrical and other systems already installed, THE LESSOR shall, if feasible make such changes and be entitled to recover from THE LESSEE, all additional cost incurred on this account at a charge which shall be 1.2 times of actual costs.

21.	To carry out day-to-day maintenance of the Demised Premises and the fixtures and fittings installed therein and the normal maintenance, minor repairs, including painting and distempering and polishing the interiors of the Demised Premises at its own cost.

22.	That if THE LESSEE fails to make full payments of rent, car/ two wheeler parking charges, façade signage charges (if any), Maintenance Charges of any kind and actual consumption charges of water (if any), power and electricity, air-conditioning (if any) or discharge any rates, taxes, duties imposed upon the Demised Premises and payable by THE LESSEE in terms of this Lease within 7 days of its due date, THE LESSOR shall be entitled, in its sole discretion and by giving prior notice of 7 days, to stop supplying to THE LESSEE electricity / air conditioning/ water and / or all other services in addition to any other remedies/ actions THE LESSOR may take in its sole discretion. By doing so, THE LESSOR shall have no responsibility or liability for any loss and damage, if any, suffered by THE LESSEE and THE LESSEE shall not be entitled to lodge any claim whatsoever against THE LESSOR as a result of such action.

23.	That the common areas, facilities and amenities within the said Building shall be available for use only subject to the timely payment of maintenance charges and THE LESSEE agrees, that in the event of failure to pay maintenance charges on or before the due date, THE LESSEE shall not have the right to use or demand such common areas, facilities and amenities. THE LESSEE shall have no ownership rights, title, interest or claim whatsoever in the said Plot, common areas, facilities and amenities within the said Building.

24.	Not to do or permit to be done any act or thing which may render void or voidable any insurance relating to or in respect of a part or the whole of the said Plot, the said Building or the Demised Premises, or cause any increase in premium payable in respect thereof.

25.	To permit THE LESSOR and its agents at all hours to enter into the Demised Premises for the purpose of inspection or for any other purposes connected with or incidental to any maintenance issues such as fire, safety and security of the Demised Premises and the said Building including any emergency and/or unforeseen circumstances or in case of any inspection by any Government agency or any inspection by THE LESSOR with the directions of Government Agency. However, for periodic inspections, 2 days advance intimation will be given in writing to THE LESSEE, except in case of emergency (ies).

To hand over the Demised Premises in bare shell condition together with THE LESSOR’s fixtures and fittings therein, in good order and condition (reasonable wear and tear excepted) on the expiry /earlier termination of the Lease, which ever is earlier.

26.	To use the Demised Premises as per zoning plan only and shall not carry on or permit to be carried on in the Demised Premises or in any part thereof any activities which shall be or are likely to be unlawful, obnoxious or of nuisance, annoyance or disturbance to other tenants/occupants of the said Building wherein the Demised Premises are situated or store any goods of hazardous or combustible nature or which are heavy so as to affect the construction or the structure of the said Building or any part thereof or in any manner interfere for common use.

27.	THE LESSEE shall get the Unit Approvals for the Demised Premises before handover of the Demised Premises for interior fit-out works.

THE LESSEE shall arrange to get their Unit Approvals for the Demised Premises terminated and complete all formalities with regards to such termination at its cost and expenses prior to the expiry of the Lease term / or renewal term thereof.

In case of THE LESSEE’s failure to get the unit approvals terminated within the aforesaid period, it will be assumed that the peaceful, vacant and physical possession of the Demised Premises have not been handed over by THE LESSEE to THE LESSOR on the expiry of the Lease Term and THE LESSOR shall be entitled to claim damages, payments, dues in accordance with the terms of the Lease Deed.

28.	The Demised Premises shall be used by THE LESSEE only and THE LESSEE shall not assign, transfer, mortgage, sublease or grant leave & license or transfer or part with or share possession in any manner whatsoever, of any portion of the Demised Premises.

In the event, THE LESSEE merges (except internal merger among group companies) / amalgamates / consolidates and transfer its assets with/to any entity on account of any merger/amalgamation/consolidation, then a fresh Lease Deed shall be executed between THE LESSOR and the new entity/ transferee, subject to the new entity/ transferee obtaining prior SEZ approval. The new entity shall execute an undertaking as per the draft attached as per the Annexure XI. In case of any outstanding dues payable by THE LESSEE to THE LESSOR as per Lease Deed, such outstanding amounts should be included in the petition to the appropriate court seeking permission for such merger/amalgamation/consolidation. THE LESSEE shall ensure that before approval of the scheme of merger/ amalgamation by the court having jurisdiction, the new entity executes an undertaking as per the format attached as the Annexure XI. Pending approval of any merger/ amalgamation/ consolidation, THE LESSEE will continue to make all payments payable as per the Lease Deed

All costs, charges, expenses including penalties, payable on or in respect of execution and registration of the fresh Lease Deed and on all other instruments and deeds to be executed pursuant to the fresh Lease Deed, shall be borne and paid solely by new entity/transferee who shall be responsible for compliance of the provisions of Indian Stamp Act, 1899.

However, a fresh Lease Deed will not be executed by THE LESSOR till all dues are cleared and related documents are given to THE LESSOR.

The aforesaid will be subject to SEZ act and rules but within the above procedure.

29.	Subject to clause 42, THE LESSEE shall not make any structural changes, additions or alterations in the Demised Premises without prior consent of THE LESSOR in writing.

30.	Upon its taking possession of the Demised Premises from THE LESSOR, THE LESSEE is satisfied that the construction work as also various installations like electrification work, sanitary fittings, water, sewerage connections, fire fighting equipment and detection systems etc. are in good working condition and any issues, if any with respect thereto, have been resolved and rectified before its taking possession from THE LESSOR and that it shall not require THE LESSOR to perform any construction work, installations, etc in the Demised Premises (except structural repairs if any) and there shall be no obligation whatsoever on the part of THE LESSOR to repair, renovate, improvise or to do anything concerning the Demised Premises, the said Building and the said Plot in any manner whatsoever.

31.	THE LESSOR has provided the fire fighting and fire detection system in accordance with the Amendment no.3 to the National Building Code of 1983 (SP7):1983 Part IV on each floor, common areas and basements of the building.

When the Demised Premises is handed over to THE LESSEE for the interior fit-out works or when THE LESSEE carries any additional interior works/modifications/alterations during the Lease period or renewed lease period, THE LESSEE agrees that it shall carry out such work(s), without altering/ tampering with the fire fighting systems as installed therein. However, any modifications / additions / alterations to the existing fire fighting system shall be made by THE LESSEE with the prior written approval of THE LESSOR and by providing alternative and standby fire fighting system in the building.

THE LESSEE shall not, whether in the course of its interior fit-out works or as any thing ancillary thereto or at any time for any purpose whatsoever, execute or permit to be executed any works involving cutting/ chopping/ digging/ hacking/ dismantling in any manner or form/ destroying in any manner or form of the floors or walls of the Demised Premises without prior written permission of THE LESSOR.

Any lapse/violation/negligence on the part of THE LESSEE or its contractors / agents during any such interior works or additions/modifications/alterations resulting in any kind of hazard or fire in the Demised Premises/ the said Building, loss of life/ property including third party, damage to the Demised Premises / said building structure etc. and all financial and legal consequences arising there from shall be the sole responsibility of THE LESSEE and THE LESSEE shall not impose any legal and financial liability on THE LESSOR.

THE LESSEE’S responsibility during additional interior fitouts work, additions/modifications/alterations of interior works (referred hereinafter as interior works) and during the Lease Tenure and during operations is more detailed in ANNEXURE IX to this Lease Deed.

33.	THE LESSEE hereby represents to THE LESSOR that it is the owner of and has full right, title and interest in and to all trade names, trademarks, service marks, brand name(s), logos, symbols and other proprietary marks etc. (collectively ‘IPR’) and that any IPR if used by it in Demised Premises and in the said Building/ Complex would not infringe the IPR of any third party. THE LESSEE further covenants that it has not received any notice of any claim against it involving any conflict or claim of conflicts.

THE LESSEE covenants to THE LESSOR and undertakes to hold THE LESSOR harmless from any action brought about by any third party for any IPR infringement by THE LESSEE. THE LESSEE further undertakes that it shall defend any and all such acts, suits, proceedings, claims, judgments etc against THE LESSOR and any fees, costs, expenses of any kind related or incidental to any of the foregoing (including but not limited to) any fee (whether advocates, accountants or other professionals) costs and expenses of any kind incurred by THE LESSOR in preparing for, defending or taking any action with respect to the foregoing shall be borne by THE LESSEE, which THE LESSEE agrees to pay within fifteen (15) days of demand by THE LESSOR.

34.	That THE LESSEE hereby agrees to comply with all the Laws, Rules, Regulations as may be applicable to the Demised Premises and as applicable to THE LESSEE’s operations, including but not limited to the provisions of Environment (Protection) Act, 1986, Water (Prevention and Control of Pollution) Act, 1974, Air (Prevention and Control of Pollution) Act, 1981, Municipal Solid Wastes (Management and Handling) Rules, 2000, Hazardous Wastes (Management and Handling) Rules, 1989 and Batteries (Management and Handling) Rules, 2001, Sales Tax, Service Tax and other applicable taxes and the Rules, Notifications etc. and their amendments made from time to time, and ascertain, in particular, compliance with the Central and State regulations concerning safe handling, storage, treatment and disposal of the wastes, and THE LESSEE shall always remain solely responsible for the consequences of non-compliance of the aforesaid Acts/ Rules. THE LESSOR will endeavour to give necessary assistance and all support to THE LESSEE for the compliance of these laws. However the laws applicable to THE LESSOR for the provision of the services in the building shall be complied by THE LESSOR.

35.	That THE LESSEE further agrees and as applicable to THE LESSEE operations, to install and operate and keep at all times in operational condition, various equipments, machinery etc. at its own cost and expenses in conformity with the provisions of Environment (Protection) Act, 1986, Water (Prevention and Control of Pollution) Act, 1974, Air (Prevention and Control of Pollution) Act, 1981, , Municipal Solid Wastes (Management and Handling) Rules, 2000, Hazardous Wastes (Management and Handling) Rules, 1989 and Batteries (Management and Handling) Rules, 2001 etc in the Demised Premises and it shall always remain solely responsible to obtain and always keep valid and make available necessary certificates from the Pollution Control Board and/or other appropriate authorities in this regard. THE LESSOR will endeavour to give necessary assistance and all support to THE LESSEE for the compliance of these laws. However the laws applicable to THE LESSOR for the provision of the services in the building shall be complied with by THE LESSOR.
COVENANTS AND CONDITIONS TO BE OBSERVED AND PERFORMED BY THE LESSOR:
36.	During the term of the Lease Deed, THE LESSOR shall at its own cost, design and install a continuous and proper air conditioning and shall use its best efforts to maintain the same in good order and shall operate and run the same to ensure air-conditioning facilities to the Demised Premises throughout the year and shall be entitled to recover from THE LESSEE, charges on the basis as are stipulated in this Lease Deed. Provided, however, that should THE LESSEE require any changes, additions, alterations, in the system, due to its interior layouts, THE LESSOR may, if possible, make such changes and be entitled to recover from THE LESSEE, all additional costs incurred on this account at a rate which shall be1.2 times of the actual costs incurred.

37.	Except in the event of a mechanical defect and / or electrical failure, THE LESSOR shall provide air-conditioning facilities to the Demised Premises during the office hours for 24*7 operations except on National Holidays. These timings shall, however, be subject to such restrictions as may be imposed by any competent authority/ies in this behalf. Provided, however, that on receiving twenty four (24) hours’ notice, in writing, should THE LESSEE so desire, THE LESSOR, if possible and permissible, may at the exclusive cost of THE LESSEE, provide air-conditioning facilities on National Holidays at a rate as mentioned in Annexure X(b) of this Lease Deed.

38.	Except to the extent of a mechanical defect and /or electrical failure, THE LESSOR shall maintain the lifts in the said Building serving the Demised Premises and operate and run the same during the office hours for 24*7 operation as specified above, on all week days except on National Holidays. These timings shall, however, be subject to such restrictions as may be imposed by any competent authority/ies in this behalf. One of the lifts in the said Building shall, however, operate even on National Holidays.

39.	To carry out at its own cost, all major and structural repairs to the Demised Premises and also to the said Building.

40.	To supply and maintain regular supply of power/ electricity and water to the Demised Premises.

41.	To keep the Demised Premises in wind and watertight condition.

42.	To permit to carry out at the cost of THE LESSEE, but without in any way damaging the main structure of the Demised Premises or the said Building, erection of internal partitions and other internal alterations and additions which are not visible from outside, as may be necessary for the business of THE LESSEE provided THE LESSEE shall give prior written intimation of thirty (30) days to THE LESSOR in writing and with prior written approval of THE LESSOR’s architect, THE LESSEE shall commence such alteration(s) or addition(s), provided, further that if any such additions or alterations, require the prior approval or permission of any Municipality or any other local body or authority, local or otherwise, or are governed by any rules or regulations. THE LESSEE shall not carry out such additions or alterations or erections without obtaining the prior permission or approval aforesaid and complying with such rules and regulations of such Municipal or local body or Government Authority. Provided further, that THE LESSEE shall upon vacating the Demised Premises remove such fixtures and fittings and restore the Demised Premises to THE LESSOR in its original condition, excepting reasonable wear and tear.

43.	To allow during the term of the Lease Deed, peaceful enjoyment of the Demised Premises, subject to THE LESSEE performing all its obligations under this Lease Deed.
COVENANTS AND CONDITIONS TO BE OBSERVED AND PERFORMED BY THE PARTIES:
44.	The super built - up area calculations are as provided in Annexure - IV hereto. All payments by THE LESSEE towards rent, interest free security deposit, interest free maintenance security deposit, maintenance and other charges etc. shall be payable by THE LESSEE in terms of the final super built-up area.

45.	In the event any local body / authority takes over the maintenance of such services and facilities / amenities and the payment for such services and facilities / amenities of said Complex (more particularly set out in Annexure - VI) to the local body / authority is to be made by THE LESSOR, then THE LESSEE agrees to reimburse all such costs and charges as may be levied in respect of the Demised Premises to THE LESSOR as may be demanded by THE LESSOR duly supported by relevant documents.

46.	THE LESSOR has provided electrical wiring only up to the main distribution board on each floor in the said Building and shall not provide any electric wiring, fixtures and fans etc., inside the office spaces which shall be installed by THE LESSEE at its own cost. Similarly air conditioning is provided by THE LESSOR up to air handling unit on each floor of the said Building. The internal distribution system of air conditioning in the Demised Premises shall be the sole responsibility of THE LESSEE.

47.	The fire fighting and fire detection system which is provided by THE LESSOR in accordance with Amendment no.3 to the National Building Code of 1983 (SP7):1983 Part IV is limited to installation of sprinklers and fire detection system in the basement(s) and common areas of the said Building such as lobbies, staircases corridors, etc. and service shaft for fire fighting and sprinkler services on each floor.

If, however, due to any subsequent legislation, Government orders, directives or guidelines or due to any change in the National Building Code, additional fire safety measures are undertaken, then THE LESSEE agrees to pay on demand additional expenditure incurred thereon for installing additional fire safety measures as determined by THE LESSOR and duly supported by relevant documents which shall be final and binding on THE LESSEE. THE LESSEE agrees that, in case THE LESSEE so desires, it shall at its own cost and responsibility install fire fighting equipment and systems within the Demised Premises which shall be in compliance with the fire fighting regulations and safety systems as prevalent and approved by the Competent Authorities.

However, it is made clear that any lapse on the part of THE LESSEE in installing safe and adequate fire fighting systems within the Demised Premises or any fire, electrical or otherwise, or any kind of hazard originating from the Demised Premises shall not impose any legal and financial liability on THE LESSOR and THE LESSEE agrees to keep THE LESSOR indemnified and harmless in this regard. Similarly THE LESSEE shall ensure that the internal air-conditioning electrical systems and any other work done internally within the Demised Premises shall not pose any fire, electrical, structural, pollution and health hazards. THE LESSEE shall be solely responsible for all legal and financial consequences arising there from and THE LESSEE agrees to keep THE LESSOR indemnified and harmless in this regard.

48.	If THE LESSEE requires any extra fire fighting systems to be installed in the Demised Premises, including but not limited to extending fire fighting system in the Demised Premises, then the same shall be installed by THE LESSOR at a cost which shall be 1.2 times the actual costs, to be payable by THE LESSEE to THE LESSOR.

49.	In the event THE LESSOR suggests additional fire safety measures, though not statutorily required, for installation by THE LESSEE within the Demised Premises and THE LESSEE fails to implement THE LESSOR’s suggestion either fully or in part, then THE LESSEE alone shall be liable and responsible for all consequences arising from such inaction/decision on its part.

50.	It is abundantly made clear to THE LESSEE that the cost incurred by THE LESSEE, during the lease period, to install fire fighting and fire detection systems within the Demised Premises, shall be to its account solely and shall not be borne or refunded by THE LESSOR or deducted from the rent payable to THE LESSOR under any circumstances whatsoever.

51.	During the term of the Lease Deed and renewed lease deed if any, THE LESSOR shall obtain fire and special peril insurance coverage of the entire said Building, including third-party liability and shall make timely payment of all insurance premiums.

52.	During the term of the Lease Deed and renewed lease deed if any, THE LESSEE shall obtain comprehensive insurance coverage, including third-party coverage, of all interior works while carrying out interiors or thereafter from the time of takeover of possession for interior fit-outs and lease term(s), renovations, furniture, equipment and/or other items kept or stored in the Demised Premises, and shall make timely payments of all insurance premia. THE LESSOR shall in no way be responsible for any loss occasioned by THE LESSEE on account of not obtaining comprehensive insurance coverage of all renovations, furniture, equipment and/or other items kept or stored in the Demised Premises.

53.	However, it is made clear that in the event of an accident or fire or damages for any other reason resulting in any loss, financial or otherwise to either party or to third parties, both Parties agree to take up the matter with their respective Insurance Companies through the insurance cover including third party liability.

54.	That if at any time during the occupation by THE LESSEE of the Demised Premises, the lifts or the air conditioning system fails to function or fails to maintain the required temperature levels, THE LESSEE will be entitled to call upon and require THE LESSOR to remedy and rectify the system within a reasonable time. Provided, however, that THE LESSOR will ensure that there will not be total absence of lifts and air-conditioning for more than one day at a time.

55.	THE LESSOR may forthwith re-enter upon the Demised Premises or upon any part thereof or may terminate this Lease and this Lease Deed shall thereupon stand determined but without prejudice to any claim which THE LESSOR may have against THE LESSEE in respect of any breach, non - performance or non - observance of the covenants or conditions herein contained in the following events:
a)	If any amount payable by THE LESSEE to THE LESSOR by way of rent and other sums/ charges payable which are undisputed under this Lease Deed shall be in arrears and unpaid for a period of thirty (30) days after the same has become due and THE LESSEE fails to clear the payments within 10 Days of written notice therefor from THE LESSOR.

b)	If THE LESSEE shall omit to perform, observe any covenant or condition to be observed and performed on the part of THE LESSEE and shall continue to do so or fails to remedy the breach within thirty (30) days of such breach or THE LESSEE is adjudicated as insolvent

It is further agreed by THE LESSEE that THE LESSOR shall be entitled to adjust all and any sums due to THE LESSOR including rent, car/two wheeler parking space charges, façade signage charges, if any and maintenance charges of lease and to the extent of shortfall in notice period, taxes, interests, damages etc., against all security deposits made by THE LESSEE with THE LESSOR under this Lease Deed. In the event the aggregate of arrears of rent, any other sum due and payable and the above mentioned costs exceed the amounts deposited as security deposits with THE LESSOR, then THE LESSEE shall pay to THE LESSOR such amounts due to THE LESSOR, over and above such sums deposited by THE LESSEE with THE LESSOR.

55	(a).	That if the Demised Premises or any part thereof be destroyed or damaged by fire (not caused by any willful act or negligence of THE LESSEE), earthquake, tempest, flood, lightning, violence of any army or mob or enemies of the country or by any other irresistible force so as to render the Demised Premises unfit for the purpose for which the same was leased, THE LESSEE may, temporarily vacate the whole or such portion of the Demised Premises as may be required to enable THE LESSOR to carry out repairs in order to restore the Demised Premises as it was then existing at the time of THE LESSEE entering into the Demised Premises (reasonable wear and tear excepted) and in such event, the payment of rent, other charges and maintenance/service charges till the affected area of the Demised Premises or portion thereof are repaired and restored to the state as specified above shall abate.

56.	THE LESSEE undertakes that during the term of this Lease Deed or any renewal thereof, it shall maintain its corporate existence and shall not dissolve or liquidate or enter into an agreement with any party, including but not restricted to a compromise with its creditor(s) such that its corporate existence is or may be questioned, in which event, this Lease Deed shall automatically terminate.

In the event THE LESSEE has been adjudged insolvent or in the case of Company/ Firm having been liquidated, the Lease shall stand automatically terminated and THE LESSOR shall enter into the Demised Premises to assume the possession which shall be without prejudice to the rights of THE LESSOR to claim/ recover its dues along with interest/ damages till the date of termination.

56	(a).	THE LESSOR shall have the right to install any displays of multimedia/visual format in the common areas like lift lobbies, atrium(s), lifts etc. of the said Building.

57.	THE LESSEE agrees and consents that it would have no objection to THE LESSOR mortgaging or creating a third party charge on the Demised Premises subject to, however, that the creation of such mortgage / charge of the Demised Premises shall not affect the rights of THE LESSEE to use the Demised Premises during the lease period.

58.	THE LESSEE agrees and consents that it would have no objection for transfer either by way of sale, mortgage or in any other manner howsoever, of the Demised Premises and/or the said Building, provided, the rights of THE LESSEE in the Demised Premises remain unaffected vis-à-vis the transferee.

59.	THE LESSEE agrees and commits that THE LESSOR shall have sole and absolute right to make additions, raise storeys or put up additional structures as may be permitted by competent authorities and such additional structures and storeys shall be the sole property of THE LESSOR, which THE LESSOR will be entitled to dispose of in any way it chooses without any interference on the part of THE LESSEE by itself or with one or more of the rest of occupants of the said Building. Further all the terraces of the said Building including the parapet walls of the terraces shall always be the property of THE LESSOR and THE LESSOR shall be entitled to use the same for any purpose as it may deem fit.

60.	That if during the term of the Lease Deed, the Demised Premises or any part thereof be lawfully acquired or requisitioned by the Government or any local body or authority, local or otherwise, THE LESSOR alone shall be entitled to any and all compensation payable and THE LESSEE shall not raise any claim in respect thereof on THE LESSOR.

61.	That if any provision of this Lease Deed shall be determined to be void or unenforceable under applicable law, such provisions shall be deemed amended or deleted to the extent necessary to conform to applicable law and the remaining provisions of this Lease Deed shall remain valid and enforceable.

62.	That THE LESSEE and THE LESSOR shall abide by the laws of the land and any and all local enactments in respect of this Lease Deed of the Demised Premises. THE LESSOR may, with intimation in writing to THE LESSEE, inspect the Demised Premises from time to time at frequencies considered necessary by THE LESSOR and should there be any violations, contraventions as are observed by THE LESSOR, THE LESSEE will ensure compliance with the requirements as per applicable laws.

63.	Any penalties levied by the Government, State, Municipal Body etc. as a result of non-compliance by either Party will be borne by the defaulting party in respect of the Demised Premises.

64.	That the said Building wherein the Demised Premises are located is a strictly no-smoking area. THE LESSEE shall ensure that no act in contravention of the provisions of ‘Prohibition of Smoking in Public Places Rules, 2008 is committed in the Demised Premises or in the common spaces of the Building wherein the Demised Premises are located. In case any offence under the ‘Prohibition of Smoking in Public Places Rules, 2008 is committed in the Demised Premises of the said Building wherein the Demised Premises are located, by any employee/visitor of THE LESSEE, THE LESSEE shall be responsible for the same and any fine payable in respect thereof shall be paid by THE LESSEE and THE LESSOR shall not be responsible for the same.

65.	That any notice, letter or communication to be made, served or communicated unto THE LESSOR under these presents shall be in writing and shall be deemed to be duly made, served or communicated only if the notice, letter or communication is addressed to THE LESSOR at the address given below or such other addresses as may be intimated in writing by THE LESSOR in this behalf and sent by registered post/fax/email (given hereunder)/ speed post or delivered personally with acknowledgement. Similarly any notice, letter or communication to THE LESSEE by THE LESSOR or other authorized representatives of THE LESSOR shall be deemed to be made, served or communicated only if the same in writing is addressed to the below mentioned address of THE LESSEE or to the address of the Demised Premises when THE LESSEE has shifted to the same, by registered post/fax/email (given hereunder)/ speed post or delivered personally with acknowledgement. The communication is to be addressed to the following:

For THE LESSOR	For THE LESSEE

Head — Marketing (South & West) 10th Floor, DLF Gateway Tower, ‘R’ Block, DLF City Ph - III, Gurgaon — 122002 Phone 91-124- 4057410 Fax 91-124-4057414 E Mail: lease-chennai@dlf.in	Mr. Milind Ghule Senior Vice President Gate 4, Godrej & Boyce Complex, Pirojshanagar, Vikhroli (W) Mumbai 400 079 Phone: 022- 4095 2100 Fax: 022 - 2518 8308 E mail: milind.ghule@wns.com
This Annexure forms an integral part of the Lease Deed.

For and on behalf of DLF Assets Private Ltd.	For and on behalf of WNS Global Services Private Ltd.

(A.C. Sachdev) AUTHORIZED SIGNATORY	(Ronald DMello) AUTHORIZED SIGNATORY

ANNEXURE II
Commercial Terms and Conditions forming integral part of Lease Deed dated                     between DLF Assets Pvt. Ltd. and M/s WNS Global Services Private Ltd.

S.N	Item	Description					Cross
							Reference
							(For
							convenience
							only)
							Reference
							Clause
a)	Demised Premises	Location- 1/124, Shivaji Gardens, Moonlight Stop, Nandambakkam, Mount Poonamallee Road, Manapakkam, Chennai- 600 089					1 of Lease Deed

		Phase	Area (sq.ft.)	Area (sq.mtrs.)	Block	Floor
		Phase I	50,335	4,676.243	10	Part of 10th
		Phase II	20,322	1,887.973	10	Part of 10th
		Total Area	70,657	6,564.216

		(Hereinafter collectively referred to as “Demised Premises”).

		Phase I: THE LESSEE shall take an area of approx 50,335 sq. ft. (4,676.243 sq.mtrs) on part of 10th Floor in Block 10.

		Phase II: THE LESSEE shall take an area of approx. 20,322 sq. ft. (1,887.973 sq.mtrs) on part of 10th Floor in Block 10.

		The Efficiency of the Area shall be approximately 80% (+/- 2%) for an entire floor which shall be the office area, as per the area definitions given in Annexure IV(a) and (b) to this Lease Deed. The Parties shall mutually confirm the area and adjust the rent in case of any deviations. The final area shall be subject to joint measurement by both parties.

b)	Aggregate super built up area under this Lease Deed	6,564.216 Sq.Mtr.					1 of Lease Deed
		70,657 Sq.ft. (Seventy Thousand Six Hundred and Fifty Seven Square ft.)					1 of Lease Deed

S.N	Item	Description	Cross
Reference
(For
convenience
only)
Reference
Clause
c)	Number of car/two wheeler parks in basement/surface/ mechanical car parking spaces on payment of Rs. 500/- per car park per month.	70 (Seventy)	4 of Lease Deed & 15 of Annexure — I

	Additional Car /two wheeler Parking Spaces at the rate of Rs. 2,000/- per car park per month, subject to availability, and the charges for the same shall commence from the date car parks are taken by THE LESSEE. The Service Tax as applicable shall be additional.	NIL

	TOTAL	70 (Seventy)

S.N	Item	Description		Cross
Reference
(For
convenience
only)
Reference
Clause
d)	Date of Lease Commencement	Phase	Lease Commencement Date	2 of Lease Deed
		Phase I	1st April, 2011
		Phase II	3 months & 15 days from the date of confirmation of the space take up; but not beyond 1st April, 2012

In case of delay in handover of Demised Premises for occupation as per Annexure IX of this Lease Deed, the Lease Commencement Date of the respective phases shall be deferred by one day for each day of delay.

e)	Date of Rent Commencement	Bare Shell Payment of Rent by THE LESSEE shall commence as per the following schedule:		2 of Lease Deed
		Phase	Rent Commencement Date
		Phase I	1st April, 2011
		Phase II	3 months & 15 days from the date of confirmation of the space take up; but not beyond 1st April, 2012

In case of delay in handover of Demised Premises for occupation as per Annexure IX of this Lease Deed, the Rent Commencement Date of the respective phases shall be deferred by one day for each day of delay.

For Car /Two Wheeler Parking Rentals from the Lease Commencement Date.

For Façade Signage Charges from Lease Commencement Date or the date on which such façade signage has been taken up by THE LESSEE.

S.N	Item	Description		Cross
				Reference
				(For
				convenience
				only)
				Reference
				Clause
g)	Monthly Bare Shell Rent Payable on super built up area for initial 36 months of the lease from the respective Lease Commencement Dates	Rs. 39/-(Rupees Thirty Nine only) Per Sq.Ft. Per Month amounting to Rs.19,63,065/- for Phase I and Rs. 7,92,558/- for Phase II; aggregating to Rs. 27,55,623/- (Rupees Twenty Seven Lacs Fifty Five Thousand Six Hundred and Twenty Three only)

		The Service Tax and other taxes on monthly rents as applicable shall be additional and shall be borne by THE LESSEE.		1 of Annexure I of Lease Deed

h)	Car parking space charges	70 (Seventy) Car parking spaces will be provided in basement/ surface/ mechanical car parking spaces on payment of Rs. 500/- per car park per month.		15 of Annex — I

		The car parking spaces allotted to THE LESSEE shall be as contiguous as possible, subject to availability.

		Any additional car parks required by THE LESSEE will be given, subject to availability, @ Rs.2,000/- per car park per month and the charges for the same shall commence from the date car parks are taken by THE LESSEE.

		The Service Tax and any other taxes on car parking charges as applicable shall be additional and shall be borne by THE LESSEE.

		Upon escalation in rent, there shall be no escalation in the car parking charges.

		No separate two wheeler parking will be provided but will be part of the car parking spaces allotted to THE LESSEE

i)	Bulk Electricity Supply Deposit 0.006 KVA per sq.ft. of Power Load.	NIL

		Any additional power load required by THE LESSEE shall be provided not exceeding 3% of 0.006 KVA per sq.ft. of leased area, subject to availability and on payment of a non-refundable charge of Rs. 10,000/- per KVA of power load in addition to the refundable deposit of Rs. 4,000/- per KVA of power load. However, any additional infrastructure cost required for supply of power from the source of power to the electrical tap off box on the floor shall be borne by THE LESSEE at Cost + 20% basis. Any additional power load requirement beyond 3% of 0.006 KVA per sq.ft. of leased area shall be discussed separately between the parties.		13 of Annex-I

j)	Interest Free Refundable Security Deposit (IFS) always equivalent to rent of three (03) months at any given point of lease.	Phase	Amount (Rs.)	6, 7 & 8 of Annexure I of Lease Deed
		Phase I	58,89,195
		Phase II	23,77,674
		Total Amount (Rs.)	82,66,869

		THE LESSEE has already paid the entire amount of Interest Free Refundable Security Deposit as mentioned above, by way of transfer of an equivalent amount from the security deposits already paid by THE LESSEE to THE LESSOR under the Lease Deeds signed between THE LESSEE and THE LESSOR for THE LESSEE’s space take up at Building 6B and 6C, Gurgaon.

S.N	Item	Description		Cross
				Reference
				(For
				convenience
				only)
				Reference
				Clause
k)	Interest Free Refundable Maintenance Security Deposit (IFMS) @ Rs 25/- per sq.ft. per month for a period of 3 months for office hours i.e. 24*7 operations, except on National Holidays	Phase	Amount (Rs.)	9 of Annexure I of Lease Deed
		Phase I	34,73,115
		Phase II	14,02,218
		Total Amount (Rs.)	48,75,333

	Maintenance services on National Holidays can only be provided if THE LESSEE gets the requisite approvals from the local administration / competent authority(ies) and not otherwise.	THE LESSEE has already paid the entire amount of Interest Free Refundable Maintenance Security Deposit as mentioned above, by way of transfer of an equivalent amount from the security deposits already paid by THE LESSEE to THE LESSOR under the Lease Deeds signed between THE LESSEE and THE LESSOR for THE LESSEE’s space take up at Building 6B and 6C, Gurgaon.

	The above rates are estimations as on 1st April 2009 and will depend on the relevant rates of petroleum products, taxes, electricity rates, wages & salaries during the Lease Tenure/Renewed Lease Tenure. All maintenance charges are at cost + 20% as given in Clause 5 Annexure I.

o)	Façade signage charges	Rs. 5,00,000/- (Rupees Five Lacs only) per signage per annum to be paid in advance for upto three (3) signages.		Clause 12 of Annexure I of Lease Deed

S.N	Item	Description	Cross
Reference
(For
convenience
only)
Reference
Clause
o)	Notice period for termination of Lease Deed	03 Months	3 of Lease Deed

p)	Place at which the rent and all other sums payable by THE LESSEE to THE LESSOR by Cheques/ Bank drafts/ wire transfer.	New Delhi	2 of Annexure I

q)	Charges for Electricity/Power for internal Usage	As per Annexure X(a)
This Annexure forms an integral part of the Lease Deed.

For and on behalf of DLF Assets Private Limited	For and on behalf of WNS Global Services Private Ltd.

(A.C. Sachdev) AUTHORIZED SIGNATORY	(Ronald DMello) AUTHORIZED SIGNATORY

ANNEXURE - III (a)
DESCRIPTION OF THE PLOT
Schedule A
All those pieces and parcels of lands admeasuring a total area of 12.3808 hectares comprised in

Sl.	Survey	Area in	Sl.	Survey	Area in	Sl.	Survey	Area in	Sl.	Survey	Area in
No.	Number	Hectares	No.	Number	Hectares	No.	Number	Hectares	No.	Number	Hectares
1.	58/5	0.3650	17.	59/3A2A	0.0600	33.	59/3A1	0.4050	49.	56/2C	0.1000
2.	58/2B	0.3050	18.	61/3B	0.1050	34.	58/9	0.0575	50.	56/2E	0.0280
3.	58/2A	0.2550	19.	61/3C	0.0250	35.	59/1	0.0636	51.	56/2F	0.0280
4.	58/6B	0.3400	20.	55/6A1	0.6397	36.	59/3B	0.5271	52.	56/2G	0.0490
5.	57/14	0.1039	21.	59/3A3	0.4050	37.	60/2	0.8950	53.	56/3	0.0210
6.	58/6A	0.1100	22.	59/3A4	0.4050	38.	60/1A	0.0250	54.	56/4	0.0320
7.	57/5C	0.0600	23.	59/3A2B	0.3168	39.	60/1B	0.0150	55.	57/6	0.0120
8.	57/2	0.3050	24.	59/3A2C	0.9450	40.	60/1D	0.5700	56.	57/7B	0.0890
9.	57/7B	0.0037	25.	57/15A	0.2450	41.	60/1E	0.3150	57.	57/10B	0.0890
10.	57/4	0.3350	26.	58/7B2	0.0300	42.	60/1F	0.3450	58.	57/13	0.0400
11.	57/6	0.0290	27.	58/8	0.0960	43.	58/7B2	0.0200	59.	57/14	0.0740
12.	57/5A	0.0600	28.	57/15B	0.4054	44.	58/8	0.0700	60.	57/15A	0.3130
13.	57/5B	0.0600	29.	58/7A1	0.0600	45.	58/9	0.0720	61.	57/15B	0.0890
14.	58/3	0.3400	30.	58/7B1	0.0300	46.	58/10	0.0810	62.	59/3A2B	0.0030
15.	58/4	0.3450	31.	56/2B2	0.0850	47.	59/1	0.4870
16.	59/2	0.2350	32.	56/2C	0.3011	48.	59/3B	0.0600
Mugalivakkam Village, Sriperumbudur Taluk, Kancheepuram District, and situated within the sub-registration district of Kunrathur, and registration district of South Chennai.
Item II
All those pieces and parcels of lands admeasuring a total area of 4.35012 hectares comprised in Survey Nos.55 (0.07500 Hec), 57 (0.10445 Hec), 58/1 (3.38925 Hec), 58/2 (0.19538 Hec) and 58/3 (0.58604 Hec). Manapakkam Village, Sriperumbudur Village, Kancheepuram District, and situated within the sub-registration district of Joint-I, South Chennai and registration district of South Chennai.
Item I and Item II in all measuring 16.73092 hectares
Situated in DLF IT PARK @ Chennai, 1/124 Shivaji Gardens, Moonlight Stop, Nandambakkam Post, Ramapuram, Mount-Poonamallee Road, Chennai 600 089
SCHEDULE B — (Description of leased Premises)
As defined in Annexure II of this Lease Deed.
DLF IT Park @ Chennai is a Special Economic Zone IT Park notified vide official gazette numbers F- 2/124/2006 dated 16th November 2006 and F-2/124/2005 dated 14th February, 2007 approved by Ministry of Commerce.

ANNEXURE - III(b)
DESCRIPTION OF THE FLOOR PLAN
Phase I (10FL / 1, 2 & 3) & Phase II (10FL/ 4)

10FL/2
14850 SFT
10FL/3
14852 SFT
10FL/1
20633 SFT
10FL/4
20322 SFT

TENTATIVE TENTH FLOOR PLAN
BLOCK-10, DLF OFFICE COMPLEX
MANAPAKKAM , CHENNAI

ANNEXURE - IV(a)
Phase I
SUPER BUILT UP AREA CALCULATIONS
BLOCK- 10, OFFICE COMPLEX, MANAPAKKAM, CHENAI

FLOOR/	OFFICE AREA		SUPER AREA		TERRACE AREA		TOTAL SUPER BUILT UP AREA
OFFICE NO.	(SQM)	(SFT)	(SQM)	(SFT)	(SQM)	(SFT)	(SQM)	(SFT)
TENTH/ 10F/1	1533.449	16506	1916.811	20633	—	—	1916.811	20633
TENTH/ 10F/2	1103.690	11880	1379.612	14850	—	—	1379.612	14850
TENTH/ 10F/3	1103.856	11882	1379.820	14852	—	—	1379.820	14852
TOTAL	3740.995	40268	4676.243	50335	—	—	4676.243	50335
The Super built up area shall be the sum of Office areas, the Common areas in the entire said building, i.e., Block-10 and usable terrace(s) area attached to Office area. The aforesaid areas are tentative and are subject to change, the final Super built up areas shall be confirmed by the DLF Assets Private Limited on the date of possession upon completion of construction of above said building after accounting for changes, if any, during construction
Whereas the Office area on a floor shall mean the entire area enclosed by its periphery walls including area under walls, wall cladding, columns, toilets, pantries, lift lobbies, AHU, Electrical rooms, which form integral part of said office floor and the Common areas shall mean all such parts / areas in said building which the M/s WNS Global Service (P) Limited / Occupants of one floor shall use by sharing with the Occupants of other floors, including entrance canopy, corridors and passages, area of cooling towers and chillers, security / fire control room(s), lift shafts, all electrical shafts, D.G. shafts, A.C shafts, pressurisation shafts, plumbing and fire shafts on all floors and rooms, staircases, mumties, lift machine rooms, over head water tanks and services area on roof of said building. In addition prorata share of common services area in the basement and on surface of the said plot, including but not limited to electric sub-station, transformers, D.G. set rooms. Underground water and other storage tanks, A.C. Plant room, Pump rooms, Sewage treatment plant, maintenance and service rooms, fan rooms, circulation areas etc. shall be counted towards common areas. Office area to Super area ratio shall be 80%.
Area of terrace(s), attached to Office area, if any, shall be counted 50% and added to the total Super built up area. However, lessee shall not be allowed to cover such terrace(s) and shall use same as open areas only and in no other manner whatsoever.

Annexure - IV (b)
Phase II
SUPER BUILT UP AREA CALCULATIONS
BLOCK- 10, OFFICE COMPLEX, MANAPAKKAM, CHENNAI

FLOOR/	OFFICE AREA		SUPER AREA		TERRACE AREA		TOTAL SUPER BUILT UP AREA
OFFICE NO.	(SQM)	(SFT)	(SQM)	(SFT)	(SQM)	(SFT)	(SQM)	(SFT)
TENTH/ 10F/4	1510.378	16258	1887.973	20322	—	—	1887.973	20322
TOTAL	1510.378	16258	1887.973	20322	—	—	1887.973	20322
The Super built up area shall be the sum of Office areas, the Common areas in the entire said building, i.e., Block-10 and usable terrace(s) area attached to Office area. The aforesaid areas are tentative and are subject to change, the final Super built up areas shall be confirmed by the DLF Assets Private Limited on the date of possession upon completion of construction of above said building after accounting for changes, if any, during construction
Whereas the Office area on a floor shall mean the entire area enclosed by its periphery walls including area under walls, wall cladding, columns, toilets, pantries, lift lobbies, AHU, Electrical rooms, which form integral part of said office floor and the Common areas shall mean all such parts / areas in said building which the M/s WNS Global Service (P) Limited / Occupants of one floor shall use by sharing with the Occupants of other floors, including entrance canopy, corridors and passages, area of cooling towers and chillers, security / fire control room(s), lift shafts, all electrical shafts, D.G. shafts, A.C shafts, pressurisation shafts, plumbing and fire shafts on all floors and rooms, staircases, mumties, lift machine rooms, over head water tanks and services area on roof of said building. In addition prorata share of common services area in the basement and on surface of the said plot, including but not limited to electric sub-station, transformers, D.G. set rooms. Underground water and other storage tanks, A.C. Plant room, Pump rooms, Sewage treatment plant, maintenance and service rooms, fan rooms, circulation areas etc. shall be counted towards common areas. Office area to Super area ratio shall be 80%.
Area of terrace(s), attached to Office area, if any, shall be counted 50% and added to the total Super built up area. However, lessee shall not be allowed to cover such terrace(s) and shall use same as open areas only and in no other manner whatsoever.

ANNEXURE - V (a)
STATEMENT OF RENT, INTEREST FREE SECURITY DEPOSIT, INTEREST FREE MAINTENANCE SECURITY DEPOSIT & CAR PARKING CHARGES PAYABLE BY THE LESSEE TO THE LESSOR DURING THE PERIOD OF THE LEASE FOR 50,335 SQ.FT. (4,676.243 SQ.MTRS.) AS PHASE I AT PART OF TENTHFLOOR, BLOCK 10, DLF IT PARK @ CHENNAI

						CAR PARKING	INTEREST FREE
				MONTHLY		CHARGES	MAINTENANCE
				RENT	INTEREST FREE	50 (Fifty) Nos. of	SECURITY
				PAYMENT OF	SECURITY (IN RS)	Car Parking spaces	CALCULATED @ Rs.
			Rent (Rs	THE SUPER	EQUIVALENT TO 3	on payment of Rs.	25/- PER SQ. FT. PER
BEGINNING		AREA (in	per sq.ft.	BUILT-UP AREA	MONTHS	500/- per car park	MONTH FOR A PERIOD
FROM	ENDING ON	Sq.ft.)	per month)	(Rs. Per month)	PREVAILING RENT	per month	OF 3 MONTHS
01.04.2011	31.03.2014	50,335	39.00	19,63,065.00	58,89,195.00	25,000	37,75,125.00
01.04.2014	31.03.2016	50,335	44.85	22,57,524.75	58,89,195.00	25,000	37,75,125.00

NOTE:	All terms as per the Lease Deed shall be applicable.

ANNEXURE - V (b)
STATEMENT OF RENT, INTEREST FREE SECURITY DEPOSIT, INTEREST FREE MAINTENANCE SECURITY DEPOSIT & CAR PARKING CHARGES PAYABLE BY THE LESSEE TO THE LESSOR DURING THE PERIOD OF THE LEASE FOR 20,322 SQ.FT. (1,887.973 SQ.MTRS.) AS PHASE II AT PART OF TENTH FLOOR, BLOCK 10, DLF IT PARK @ CHENNAI

						CAR PARKING	INTEREST FREE
				MONTHLY		CHARGES	MAINTENANCE
				RENT	INTEREST FREE	20 (Twenty) Nos. of	SECURITY
				PAYMENT OF	SECURITY (IN RS)	Car Parking on	CALCULATED @ Rs.
			Rent (Rs	THE SUPER	EQUIVALENT TO 3	payment of Rs.	25/- PER SQ. FT. PER
BEGINNING		AREA (in	per sq.ft.	BUILT-UP AREA	MONTHS	500/- per car park	MONTH FOR A
FROM	ENDING ON	Sq.ft.)	per month)	(Rs. Per month)	PREVAILING RENT	per month	PERIOD OF 3 MONTHS
01.04.2011	31.03.2014	20,322	39.00	7,92,558.00	23,77,674.00	10,000	15,24,150.00
01.04.2014	31.03.2016	20,322	44.85	9,11,441.70	23,77,674.00	10,000	15,24,150.00

NOTE:	All terms as per the Lease Deed shall be applicable. The Lease Commencement of Phase II shall be as defined in S.no (d) of Annexure II of this Lease Deed.

ANNEXURE VI
MONTHLY MAINTENANCE AND SERVICE EXPENDITURE (INDICATIVE)
A.	The expected monthly maintenance and service expenditure shall be 1.20 times the sum total of the following expenditure calculated on sq.ft. of Super Built — up area basis and shall be charged every month. The expenditure shall include but shall not be limited to the following:

1.	Annual maintenance contracts, Service contract expenditure including taxes & statutory levies as applicable, lease rental and other charges for operation and maintenance of all electro-mechanical equipments and all equipment additionally installed by the Lessor/maintenance agency.

2.	Cost of water for all purposes.

3.	Cost of electricity for central air-conditioning and all services provided including in the parking, common and external areas.

4.	Cost of maintenance of landscaped areas, compound wall, tube well, electrification sewerage, roads and paths and any other services within the boundary of the said plot.

5.	Cost of maintenance, cleaning, painting and necessary replacements of a revenue nature in common areas including cost of maintenance of basements and common services therein.

6.	Cost of security services.

7.	Cost of administrative staff, maintenance staff of the building and the manager directly related to the maintenance of the building.

8.	Cost of all consumables for all services in common areas.

9.	Annual fees of various authorities.

10.	Cost of diesel and lubricants for DG sets and cost of gas and lubricants etc. for gas generators and air conditioning systems etc.

11.	Cost of all replacements / refurnishing of parts of various equipments used in maintenance services.

12.	Cost of augmentation/upgradations/replacement/deployment of existing and additional security/fire/other electromechanical systems acquired through leasing/ amortization/ rental basis.

13.	Cost of expenses incurred on infrastructure in and around the Said Building.

14.	Cost of insurance of Building and fitouts when fitted out space is provided.

15.	Township maintenance charges till the services of the colony are handed over to a local body or authority.

16.	Depreciation / sinking fund /lease rentals of all electro-mechanical equipments, including but not limited to chillers, D.G. Sets and lifts.

17.	Maintenance Charges for Car Parking Space.

18.	Any expenditure incurred on personnel, administrative and any other related cost of the custom/excise staff posted at SEZ operations.

B.	Cost of exclusive services, if any, provided to the occupant shall be extra.

C.	Service Tax, as applicable, shall be additional.

ANNEXURE-VII
CAR PARKING SPACES EARMARKED FOR USE BY THE LESSEE
Number of car parking spaces earmarked in the basement surface/mechanical car/two wheeler parking spaces for use by THE LESSEE
Seventy (70) Numbers

ANNEXURE VIII
TENTATIVE SPECIFICATIONS FOR BLOCK 10, DLF IT PARK @ CHENNAI

STRUCTURE	RCC framed structure
Finishes

External Façade	Combination of Clear Float Glass and/or Reflective floats glass with Granite / Metal Cladding / Exterior paint / any other.

Atrium, Lift Lobbies Floors & Walls.	Combination of Indian marbles and / or granites.

Main staircase(s) /Fire Escape staircase(s)	Terrazzo / Kota Stone / Good concrete.

Elevators	High Speed Passenger Elevators. Service Elevator

Parking	Surface/Basements/Mechanical

Amenities	Centrally Air Conditioned Building — Provision for office area Air Conditioning provided upto AHU on each floor. The internal distribution system of Air Conditioning shall be sole responsibility of the tenant.

Power Back up	100% power back-up including power back up for AC system also.

Fire Fighting	Sprinkler and fire detection system will be provided in the basement area and common area only as per NBC. For fire fighting & sprinkler services in Office area, provisions will be made upto service shaft on each floor.

Wash room	Gents / Ladies Toilet on each floor as per statutory norms, CI/GI piping will be provided, but no CP fittings, Fixtures Wall / Floor finishes. Door & shutters will be provided.

Electricity/Telephone	Provision on each floor up to the shaft. Connections have to be arranged by respective owners/users. No Electric conduits or wiring shall be provided in the slab.
NOTE:
a)	Materials specially the imported ones are subject to availability as per prevalent policies of Govt. of India.

b)	Wherever larger floor heights are provided due to architectural reasons, from the viewpoint of air conditioning load, the height of false ceiling to be done by the Occupants shall not exceed 3 mtrs. from the finished floor level.

c)	The above-mentioned specifications are for common area only. The office area will be in “BARE SHELL” condition only i.e. cement flooring, no plaster on concrete columns, walls or ceiling except on brick walls wherever provided. All fittings, A.C. Ducts, Electrical distribution and Fire Fighting etc. shall be the sole responsibility of the Occupants.

d)	Plumbing provision for extra toilets may be provided at one / two different locations

e)	The above specifications are tentative and are subject to change at the sole discretion of THE LESSOR.

ANNEXURE IX
THE LESSEE’S RESPONSIBILITY DURING ADDITIONAL INTERIOR FITOUTS WORK, ADDITIONS/ MODIFICATIONS/ ALTERATIONS OF INTERIOR WORKS (REFERRED HEREINAFTER AS INTERIOR WORKS) AND DURING THE LEASE TENURE/ LEASE RENEWAL AND DURING OPERATIONS
THE LESSOR has provided the fire detection systems as elaborated in Part B. These systems are as per NBC norm.
A	THE LESSEE will be responsible to ensure the following elaborated under different sub heads:

(I)	FIRE DETECTION & FIRE FIGHTING

1.	The existing sprinkler systems provided is not to be isolated or closed at any point of time during interior works.
(a)	For providing sprinklers below false ceiling a separate network of sprinklers to be installed.

(b)	Before starting the interior/fitout works, THE LESSEE will also check for themselves that the sprinkler systems in working condition. .

(c)	Upon completion of False Ceiling, the sprinkler below false ceiling is to be charged. Only upon charging the sprinklers below false ceiling THE LESSEE can do other interior works and can bring in the carpets / furniture / modular workstations/ chairs / wood for partitions etc. into the premises for installation.
2.	Fire detection, alarm systems and fire fighting systems must not be closed or isolated during the period when interior works are carried out or during the lease period.

2(a)	As and when there is Puja/ Havan in THE LESSEE’s Premises the Building Manager to take proper action for alarm system so that other occupants are not disturbed. THE LESSEE shall send prior notice for the Puja/ Havan including the essential details like time, date and the venue to the Building Manager.

3.	Before start of Interior works THE LESSEE to ensure 4 nos. Fire Extinguishers, 4 Nos. Sand buckets & 4 nos. Water buckets are placed at different locations on each floor of the premises when THE LESSEE is starting the interiors.

4.	Before doing any welding works, THE LESSEE to obtain hot works permit and ensure that the site is clear, no paper/wood pieces/or any other combustible material is around and adequate standby fire-fighting mechanism in place, which includes at least 2 nos of fire extinguishers, 1 nos of sand buckets, 1 nos of water bucket etc are in place. Once the welding is completed, the site to be re-inspected for any welding spark.

5.	No gas of any kind to be used for welding purposes. Only arc/electrical welding to be used.

6.	Zonal fire detection panels are provided on all floors. THE LESSEE to ensure that at any point of time there would be some smoke detectors spread over the Said Premises operational and connected to the Zonal panel.

7.	During interior works, THE LESSEE to ensure proper signages and fire escape routes are prominently displayed inside their premises.

8.	Security Guards professionally trained in fire fighting systems to be deployed on each floor during all shifts round the clock. They should be capable of handling the fire-fighting equipments provided on the floors such as fire hydrants etc.

9.	The entire building is a no smoking zone. THE LESSEE to ensure that even during interior works no person smokes inside the building. Match Boxes & Cigarette Lighters are not allowed at site in the building.

10.	No items of any nature to be stored in Electrical Control / Panel Room. A stray electrical spark may result in such items catching fire; moreover, presence of such items may impede access to Control Panel in times of emergency.

11.	THE LESSEE to refrain from use of cooking gas in their pantries / kitchens.

12.	THE LESSEE’s Security Personnel should not remain inside the offices after they have been closed for the day. Unauthorised smoking by such staff can also contribute to major fire. After closing hours, your Security/Guard be stationed outside the office (and not within), and the interiors of the offices can be monitored by then over closed circuit video cameras.

(II)	ELECTRICAL & MECHANICAL

13.	For the operational usage THE LESSOR has provided the electrical tap-off in electrical room alongwith sub-meters installed for supply of power from grid/supplying agency and back-up power. THE LESSEE to tap-off electricity through proper distribution panel / board properly earthed. The distribution of electricity inside the premises during the interior works shall be responsibility of THE LESSEE.

14.	All electrical installation shall be carried by authorised licensed contractor and client shall submit installation test certificate issued by same contractor and certificate of verification of these installation by a reputed electrical consultant.

15.	During interior works Electrical supply for fitout to be given through portable DG/Building DG (if installed). In case power for fitouts is provided through temporary portable DG installed outside, THE LESSEE will have to take the tapping though a cable of suitable rating from outside the building. Lessee to take the electricity in a proper panel/fitted with MCB & ELCB with proper earthing. Cable of proper rating to be used as per load. No loose connection & joints in wires will be allowed. During interior works while using drilling/hammering machine or any other electrical equipment, THE LESSEE shall ensure that proper 3 pin plugs are used. No over loading of socket will be allowed.

16.	All outgoing feeders single phase & 3 phase in Panels & DBs outlets shall be suitable of individual equipment rating and out going feeders must have a protection arrangement so that it should trip in the event of overload, short circuit & earth fault.

17.	All material to be of IS Standard & from reputed manufacturer. No sub standard material to be used.

18.	No aluminum cable to be used. Only copper cables of ISI make to be used.

19.	Under no circumstances during interiors / operations should the safety system in the circuit / MCB / ELCB be bypassed. THE LESSOR to ensure that this is adhered to under all circumstances.

20.	Only CFL & tubes with electronics chokes to be used. No Aluminum / Copper chokes to be used.

21.	Compressors of Split AC/ Precision AC shall be serviced regularly to avoid overheating / jamming of compressor / fan motor. Stabilizer sockets to be checked regularly for heating.

22.	Supply from one socket to be used for one source only and 3 wire cable to be used rather than 3 different cables. No overloading of sockets.

23.	Balancing of load should be proper in all 3 phases.

24.	Coffee machine / water cooler/ oven and any other Electrical appliances should be properly earthed and to be used with a proper rating of cable through ELCB.

25.	For power output 15 amp plug; for lighting 5 amp plug and for AC industrial sockets to be used.

26.	Small step down transformer on false ceiling for lighting to be properly secured.

27.	No PVC pipes to be used for Electrical wiring.

28.	Electrical panel wiring to be properly dressed and the gap between the phases to be proper.

29.	CT provided in the electrical panel should be of proper size and should have a proper gap between the space and CT to be checked for any heating/ cracking.

30.	One circuit should not have more than eight light point or two power points.

31.	For neon signages transformer should be placed outside safe place or LED signages to be used.

32.	THE LESSEE to ensure that the electro-mechanical systems installed in the Said Premises is properly maintained during their interior works and at the time of operations. THE LESSEE to also ensure that no fire spreads from the premises.

33.	THE LESSEE to have the audit of their entire Electrical systems done on a quarterly basis by a reputed Electrical consultant and provide a certificate certifying that all THE LESSEE’s installations including insulation resistance are in good and safe working condition and does not have any possibility of short circuit and becoming a fire source. To be submitted to the facility manager on quarterly basis.

34.	THE LESSEE to have the audit of their entire HVAC systems done on a quarterly basis by a reputed HVAC consultant and provide a certificate certifying that all THE LESSEE’s installations are in good and safe working condition and does not have any possibility of short circuit and becoming a fire source. To be submitted to the facility manager on quarterly basis.

(III)	DRAWINGS & SPECIFICATIONS

35.	THE LESSEE shall ensure that the fitout works is done as per the drawings approved by THE LESSOR’s architect. No deviation will be allowed.

36.	THE LESSEE to use fire retardant material in the design of their interior works.

37.	While designing of interior works, it should be kept in mind that the access to the fire hydrants is not restricted in any way.

38.	For flushing of water closets only cisterns/concealed cisterns are to be used. No flushing valves to be installed.

39.	THE LESSEE to install automatic gas flooding Fire Extinguishing System, FM 200 or equivalent, in case THE LESSEE wants to remove the sprinkler system in the Server Room. The FM 200 will not be kept on manual mode under any circumstances.

(IV)	WORK PROCEDURE

40.	THE LESSEE shall ensure that no structural damage takes place.

41.	Every day, on completion of work, THE LESSEE shall ensure that the site is cleaned all combustible & non-combustible scrap including any wood/paper/lose paint /any other material/scrap is remove from the premises.

42.	THE LESSEE shall ensure that the malba/scrap is disposed out of site every day.

43.	THE LESSEE shall ensure that the stair cases are not blocked with interior fitout material.

44.	No material shall be stocked in the lift lobby area.

45.	THE LESSEE shall not store paint and other combustible material at Demised Premises. The material may be brought onto the floor for interior finishing as and when it is required.

46.	No storage of any material / records in basement, to enable free movement. However, for a limited period of 10 days during interior works THE LESSEE with the permission of the facility manager can use this earmarked car/two wheeler parking space as temporary storage for fixture/furniture which is in the process of being installed. The same must be barricaded by THE LESSEE and THE LESSEE must depute a security guard for the same. THE LESSEE must install a Fire Fighting system such as extinguishers, sand buckets & water buckets to the satisfaction of the facility manager for this temporary storage area. This furniture/fixture will be allowed to be brought only 7 days in advance of installation. The storage area must be cleared by THE LESSEE immediately after shifting the material in their premises. In case the interiors are getting delayed beyond the targeted date, THE LESSEE will clear the temporary store immediately and shift all material in their premises. When the material is shifted on the floor the packing / covering to be removed the same day and all packing / covering material to be shifted out of the premises and the building on the same day.

47.	During normal office hours, no noisy interior works such as drilling, hammering, cutting, chisilling etc is to be carried out by THE LESSEE. The same can be done after normal office hours. However, works other than the above can be carried on which cause no disturbance to the occupied floors.

(V)	OTHER REQUIREMENTS

48.	No Parking of CNG / LPG powered cars in basements as the chances of occurrence of fire / explosion in such vehicles are very high.

However, Original Manufacturer company-fitted CNG / LPG vehicles will be allowed in car parking spaces designated by THE LESSOR.

49.	Working Norms for Interior Works
(a)	In New Building where no client is operational the interior works can be done on 24 hrs. basis.

(b)	In a multi-tenanted building as soon as any client completes their interior works and becomes operational; no noisy works to be done during office hours.

(c)	Noisy works such as drilling, hammering, cutting, chiseling etc. to be carrying out by THE LESSEE after normal office hours.

50.	That before any machinery, equipment, safe or furniture, etc. is moved into or out of the Demised Premises, due approval in writing must be taken by THE LESSEE from the Building Manager or other authorized personnel appointed by THE LESSOR, in the absence of which the movement thereof will not be permitted by THE LESSOR, provided, however, such movement will be allowed during normal business hours only.

51.	Lifts/ elevators/ escalators of reputed makes have been provided in the said Building/ Building Complex.
THE LESSEE should educate its employees, visitors and customers with regard to the DO’s and DONT’s of the safe usage of these items. These are self operating lifts/ elevators/ escalators. Do’s and Don’ts as recommended by the suppliers are as displayed therein.
The maintenance of these items is done by giving AMC’s to suppliers/ third parties.
In the event of any mishap occurring, THE LESSOR or its employees shall not be held responsible for any consequences arising from usage of these items.
B	The following fire-detection and alarm system are provided as per NBC norms inside the premises:

Fire Detection & Alarm System:
1.	Main control / Alarm panel located in security room connected with the floor-wise zonal panel located near the staircase.

2.	The Smoke / Heat Detectors installed by the floor occupant are connected to the zonal panels located on the floors.

3.	The main panel has inbuilt zone-wise fire detector and automatic alarm on all floors, through an amplifier.

4.	All AHUs and other ventilation / pressurization systems are operationally hooked-up with fire alarm / detection system.
Fire Fighting System

The following fire fighting systems are provided along with:
•	Fire Pumps (Hydrants & sprinkler)

•	Jockey pumps

•	Diesel Driven engine pump

•	Fire Hydrants

•	Hose reels

•	Fire extinguishers in common areas

•	Sprinkler systems

•	Public address and Alarm System

•	Automatic / manual Fire Alarm system
The Fire Hydrant systems comprises of internal fire hydrant system available on all the floors and the external hydrant system around the building.
Sprinkler system is provided in basement, Lift lobby and service area and office areas as per NBC norms.

ANNEXURE X (a)
Charges for Usage of Power in the Demised Premises
f)	Usage of power during interior fitouts:
i)	To the extent grid power is available and used — To be charged as per grid rates

ii)	For supply of power from back up sources — To be charged at Cost + 20%

iii)	When power taken from Utilities company is used — To be charged at Cost + 20%
g)	Usage of power during lease tenure
i)	If grid power is available and used — To be charged as per grid rates

ii)	For supply of power from back up sources — To be charged at Cost + 20%

iii)	When power taken from Utilities company is used — To be charged at Cost + 20%
For power used for common areas from any source, along with other expenditure like security, housekeeping etc, the total cost of above is charged in the overall maintenance charge at Cost + 20%.

ANNEXURE X (b)
MAINTENANCE CHARGES
The maintenance charges for Demised Premises shall be calculated at actual cost + 20% payable from the Lease Commencement Date.

The estimated maintenance charges as on 1.4.2009, subject to increase in prices of diesel, gas and petroleum products, electricity rates, taxes, wages and salaries during the lease tenure/ renewed lease tenure are as below:

For normal office hours (8 am to 8 pm on Weekdays and 8 am to 2 pm on Saturdays except Sundays, Public and National Holidays): Rs 12.50 psf per month

For 24*7 operations (except National Holidays) is Rs 25/- psf per month

For working on National Holidays: Rs 0.15/- per sq. ft. per hour on the super built up area of the full floor even if the area of Demised Premises is less than the full floor area or per hour for the Demised Premises to be intimated by the Building Manager when required.

Note:	In the event the building is already operational and THE LESSEE is carrying out the fit out works but does not utilize the central air conditioning for the Demised Premises during the fitout period; maintenance will be charged at 50% of the normal maintenance charges i.e. Rs. 5.75/- per sq.ft. per month.

ANNEXURE XI
(Applicable in case THE LESSEE merges or amalgamates after the Lease Deed is signed) To be given by transferee company
UNDERTAKING
TO,
DLF _____________________
_____________________
Ref : Lease Deed dated -_____________________
I, ......................................., the authorized representative, vide Board resolution/Power of attorney dated.......................................(Copy enclosed), _____________________, do hereby declare that
1.	We are fully aware with the Lease Deed dated_____________________executed between M/s DLF_____________________ and M/s._____________________ contents thereof.

2.	We are fully aware with the terms and conditions of the abovementioned Lease Deed. We are aware that as per the terms and conditions of the aforementioned Lease Deed, in case of merger/consolidation or amalgamation of the Lessee with any other entity, a fresh Lease Deed shall be executed between the Lessor and the other entity as provided in clause __- of the Annexure I of the abovesaid Lease Deed.

3.	We undertake that as per the provisions of the Lease Deed we shall execute a fresh lease deed on same terms and conditions within 30 days of passing of the order by the Court approving the scheme of merger.

4.	We are aware that we will step into the shoes of _____________________ and that our liability to make payments of rental and other charges as per the Lease Deed shall commence from the date of passing of the final order approving the merger. Till then the payments of rent and other charges payable under the Lease Deed shall be borne and paid regularly by M/s._____________________.

5.	We unequivocally agree, confirm and acknowledge to the Lessor that we shall be responsible for enforcement/compliance of all the terms and conditions of the Lease Deed and that we bind ourselves with the terms and conditions of the aforementioned Lease Deed and we shall also be liable for breach/non-compliance of the terms and conditions as per the Lease Deed dated_____________________.
_____________________
(Authorised Signatory)
_____________________
Confirmed by:
(_____________________)
THE LESSEE

ANNEXURE — XII
ELECTRONIC CLEARING SYSTEM ACTIVATION FORM

1	Name of the Vendor :	DLF Assets Private Limited
2	Contact person :	R. Ramgopal
3	Designation :	Senior Manager — Accounts
4	Address :	Upper Basement, Block 1B, DLF IT Park @ Chennai, 1/124 Shivaji Gardens, Moonlight Stop, Nandambakkam Post, Manapakkam, Mount Poonamallee Road, Chennai 600 089
5	Mobile No :	+91 9962003099
6	Contact No :	+91 - 44 - 45497601
7	Email ID :	r-ramgopal@dlf.in
8	Fax :	+91 - 44 - 42669802
9	Bank Name :	CITI BANK
10	Bank Address :	CONNAUGHT PLACE, NEW DELHI
11	Account No. :	0028681224
12	Permanent Account Number	AACCD4923A
13	Tax Account Number	DELD09632A
14	NEFT Code :	—
15	RTGS Code :	IFSC: CITI0000002
16	Swift Code * :	Not Applicable
•	THE LESSEE to check with concerned bank for NEFT / RTGS / SWIFT Codes.

•	Swift Code is required in case THE LESSEE has an account with HSBC bank.

•	Bill-wise details against NEFT/RTGS payments by mail.